Company Release

STARTEC ACCELERATES GERMAN EXPANSION THROUGH ACQUISITION OF
GLOBAL COMMUNICATIONS GmbH.

January 28, 1999 -- Startec Global Communications Corporation, headquartered in Bethesda, Maryland (NASDAQ: STGC), announced today that it has acquired a German carrier, Global
Communications GmbH for DM 9 million, or $5.4 million.   This
strategic acquisition accelerates Startec's expansion into
Germany by 10 to 12 months.   Global Communications GmbH has a
Class IV nationwide telecommunications license for Germany, an interconnection agreement with Deutsche Telekom and a Siemens EWSD switch located in Dusseldorf.

"Germany is an exciting and lucrative market, and this acquisition allows us to jump-start our efforts there. Combined with our POP site in Frankfurt and our cable capacity on Cantat 3, this acquisition provides us with connectivity between Germany
and our facilities in New York.   We now have all the pieces
lined up to launch service in the next 60 days throughout Germany, " said Ram Mukunda, President and Chief Executive Officer of Startec.

With its ethnically diverse population, Germany represents a key component of Startec's European expansion and its global strategy. Startec targets ethnic communities concentrated in major metropolitan areas, such as the Turkish community in Dusseldorf, that place calls to developing countries. According to industry sources, the worldwide niche market for international long distance service into the developing world is expected to reach $40 billion by the year 2001. Startec's strategy is to position itself as the dominant carrier in this niche market.

The Class IV license allows Startec to provide nationwide telecommunications services, while the interconnection agreement establishes interconnection with the German PTT, Deutsche Telekom. The Siemens EWSD switch has already completed the Interoperability (IOP) certification testing required by Deutsche Telekom, which typically takes 10 to 12 months to complete.

Startec Global Communications Corporation Startec Global Communications Corporation is a dual-sided facilities-based international long distance carrier, which markets its services to select ethnic U.S. and European residential communities. The Company provides its services through a flexible network of owned and leased transmission facilities, resale arrangements and a variety of operating agreements and termination arrangements, allowing the Company to terminate traffic worldwide. The Company's class of Common Stock trades on The Nasdaq National Market under the symbol "STGC."

Visit Startec's web site at www.startec.com

Except for the historical information contained herein, this release contains forward-looking statements which are based on current expectations and which may differ materially from actual results. These forward-looking statements fall within the scope of Section 27A of the Securities Act of 1933, as amended, and
Section 21 of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Forward-looking statements include, but are not limited to, those statements regarding management's plans, marketing strategy, targets and strategy for future expansion, and future fiscal performance. The Company's actual results could differ materially from those anticipated by the forward-looking statements as a result of certain factors, such as changes in market conditions, government regulation, technology, the international telecommunications industry, the global economy, availability of transmission facilities, management of rapid growth, entry into new and developing markets, competition, customer concentration and attrition, and the expansion of the global network. These risk factors are discussed in further detail in the Company's SEC filings.

CONTACT:  Prabhav V. Maniyar
          Chief Financial Officer
          (301) 767-3944